Exhibit 99.1
16430 N. Scottsdale Road, Suite 450, Scottsdale, Arizona 85254 (602) 266-6700 Fax (602) 234-2264 www.zila.com
ZILA RECEIVES NASDAQ STAFF DEFICIENCY LETTER
SCOTTSDALE, AZ — March 26, 2009 — Zila, Inc. (NASDAQ:ZILA) today announced that it received a Nasdaq Staff Deficiency Letter on March 23, 2009 indicating that the company fails to meet the minimum stockholders’ equity requirement for continued listing on The Nasdaq Global Market set forth in Marketplace Rule 4450(a)(3). Zila’s Form 10-Q for the quarterly period ended January 31, 2009 reported stockholders’ equity of less than $10,000,000.
In accordance with Nasdaq rules, Zila was given until April 7, 2009 to submit a plan to regain compliance with Nasdaq’s standards for continued listing. If the company submits a plan and it is accepted by the Listing Qualifications Department, Zila may be granted an exception of up to 105 calendar days from the date of the deficiency letter (i.e., until July 6, 2009) to evidence compliance. If the plan is not accepted, the company will have seven calendar days from the date of such determination to request an appeal hearing before a Listing Qualifications Panel. Zila’s common stock will continue to be traded on The Nasdaq Global Market while its plan is under review by Nasdaq and pending the resolution of any such appeal process. Alternatively, Zila may apply to transfer its securities to The NASDAQ Capital Market. The NASDAQ Capital Market, formerly the NASDAQ SmallCap Market, is a continuous trading market that operates in the same manner as The NASDAQ Global Market. All companies, whose securities are listed on The NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ’s corporate governance standards.
About Zila, Inc.
Zila, Inc., headquartered in Scottsdale, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. Zila manufactures and markets ViziLite® Plus with TBlue® (“ViziLite® Plus”), the company’s flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. The company’s products are marketed and sold in other international markets through the direct sales forces of third party distributors. Zila’s marketing programs reach most U.S. dental offices.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely affect revenue, profitability, cash flows and capital needs. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Form 10-K for its fiscal year ended July 31, 2008 and Form 10-Q for the quarter ended January 31, 2009.
For more information about the company and its products, please visit www.zila.com.
Contact:
Investors, Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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